Artisan Partners Asset Management Inc. Reports February 2022 Assets Under Management
Milwaukee, WI - March 9, 2022 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of February 28, 2022 totaled $159.8 billion. Artisan Funds and Artisan Global Funds accounted for $77.5 billion of total firm AUM, while separate accounts and other AUM1 accounted for $82.3 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of February 28, 2022 - ($ Millions)
Growth Team
Global Opportunities	$23,541
Global Discovery	2,062
U.S. Mid-Cap Growth	14,235
U.S. Small-Cap Growth	4,611
Global Equity Team
Global Equity	2,391
Non-U.S. Growth	17,712
Non-U.S. Small-Mid Growth	8,288
China Post-Venture	215
U.S. Value Team
Value Equity	3,966
U.S. Mid-Cap Value	3,816
Value Income	9
International Value Team
International Value	32,264
International Small Cap Value	23
Global Value Team
Global Value	25,649
Select Equity	407
Sustainable Emerging Markets Team
Sustainable Emerging Markets	1,030
Credit Team
High Income	8,003
Credit Opportunities	125
Floating Rate	47
Developing World Team
Developing World	6,638
Antero Peak Group
Antero Peak	3,679
Antero Peak Hedge	1,096

Total Firm Assets Under Management ("AUM")	$159,807

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $94 million

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.